Exhibit (a)(5)(D)

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NEWS RELEASE

HP Completes Tender Offer for and Merger of 3PAR Inc.

Accelerates HP Converged Infrastructure strategy and expands the company’s solutions portfolio for cloud computing and service provider markets

PALO ALTO Calif., Sept. 27, 2010 – HP today announced that it has completed the acquisition of 3PAR Inc., a leading global provider of utility storage, for a price of $33 per share in cash, or an enterprise value of $2.35 billion.

3PAR technologies expand HP’s storage portfolio into enterprise-class public and private cloud computing environments, which are key growth markets for HP. Complementary with HP’s current storage portfolio, 3PAR brings market-differentiating technology to HP that will enable clients to maximize storage utilization, balance workloads and automate storage tiering. This allows clients to improve productivity and more efficiently operate their storage networks.

With a worldwide sales and channel network, coupled with extensive service operations, HP is uniquely positioned to rapidly expand 3PAR’s market opportunity. As part of the HP Converged Infrastructure portfolio, which integrates servers, storage, networking and management technologies, 3PAR solutions will further strengthen HP’s ability to simplify data center environments for clients.

Further details on product integration will be announced at a later date.

The acquisition was completed by means of a tender offer by an HP subsidiary for all of the outstanding shares of 3PAR followed by the merger of that purchasing subsidiary with 3PAR, as a result of which 3PAR became a wholly-owned subsidiary of HP. The tender offer expired at midnight, New York City time, on Sept. 24, 2010. As of that time, approximately 55.9 million shares, representing approximately 87.8 percent of 3PAR’s outstanding shares, were tendered and not withdrawn in the offer. HP has accepted for payment all tendered shares. HP completed the merger with 3PAR following the exercise of the top-up option contemplated by the merger agreement.

About HP

HP creates new possibilities for technology to have a meaningful impact on people, businesses, governments and society. The world’s largest technology company, HP brings together a portfolio that spans printing, personal computing, software, services and IT infrastructure to solve customer problems. More information about HP (NYSE: HPQ) is available at http://www.hp.com.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the expected benefits and costs of the transaction; management plans relating to the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that the expected benefits of the transaction may not materialize as expected; that HP is unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

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